Exhibit 10.1

KONA GRILL, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), effective as of September 4, 2018 (the “Effective Date”), is made by and between Kona Grill, Inc., a Delaware corporation (the “Company”), and Berke Bakay, a resident of the State of Arizona (the “Executive”).

Recitals

WHEREAS, the Company and Executive entered into that certain Employment effective as of March 1, 2018 pursuant to which Executive would be the Company’s President and Chief Executive Officer (the “Employment Agreement”);

WHEREAS, at the Board and Executive believe that based upon the recommendation of the Executive, it is in the best interests of the Company that Executive resign as Chief Executive Officer and President and become Executive Chairman of the Board of Directors;

WHEREAS, Executive acknowledges that during the course of his employment, Executive will have access to and be provided with confidential and proprietary information and trade secrets of the Company which are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Executive desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Executive desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.            Amendment and Restatement. The Employment Agreement is hereby amended and restated in its entirety as follows:

2.            Definitions.

2.1        “Board” means the Board of Directors of the Company.

2.2        “Cause” means (a) Executive engages in gross misconduct or gross negligence in the performance of Executive’s duties for the Company or any of its subsidiaries, (b) Executive embezzles or willfully misappropriates for his personal use, assets of the Company or any of its subsidiaries, (c) Executive commits an offense that, if convicted, would constitute a felony involving moral turpitude, (d) Executive’s violation of Executive’s obligations in Section 8, and/or breach of any restrictive covenants set forth in Section 10 of this Agreement, or (e) Executive’s willful and material failure to follow the lawful and reasonable instructions of the Board; that in each such case (except with regard to (c), is not cured within 30 calendar days after Executive’s receipt of written notice from the Board of the alleged cause. No such cure period will be available for a second violation of (a), (b), (d), or (e) in connection with the same or similar conduct by Executive).

2.3         “Change in Control” means:

(a)     a merger, consolidation, statutory exchange or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion , by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b)     any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders;

(c)     the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale, transfer or disposition by the Company of all or a substantial portion of the Company’s assets to another person or entity which is not a wholly-owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company).

2.4        “Disability” means if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s duties hereunder with reasonable accommodations, unless any such accommodations would impose an undue hardship on the Company’s business. The written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company will determine if Executive has a Disability.

2.5        “Good Reason” means (a) any material reduction in the amount or type of compensation paid to the Executive or material reduction in benefits inconsistent with benefit reductions taken by other members of Company’s senior management, both as described in this Agreement; (b) the Board requests Executive to engage in actions that would constitute illegal or unethical acts; or (c) any material breach of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement, which is not remedied by Company within 30 days after receipt of notice thereof given by the Executive.

3.         Employment. Subject to the terms and provisions set forth in this Agreement, the Company hereby employs Executive as the Executive Chairman of the Board of Directors (the “Board”) of the Company, and the Board shall nominate and recommend Executive to be a member of the Board during the term of this Agreement.

4.        Employment Term. This Agreement shall have a term of two years beginning on the Effective Date (the “Employment Period”). During the term of this Agreement, Executive’s employment may be terminated by the Company with or without Cause, with or without notice, (except where notice is required in other provisions of this Agreement) and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 7 of this Agreement, and Executive may resign or otherwise terminate his employment with the Company at any time, with or without Good Reason, with or without notice. Nothing in writing given to Executive, including this Agreement, and nothing promised verbally, shall obligate the Company to continue to employ Executive for any specified duration or period. Executive is requested, as a matter of professional courtesy, but is not required, to provide the Company with three weeks’ notice of resignation. Notwithstanding the provisions of this Section, the provisions of Sections 9, 10 and 11 shall survive the termination of Executive’s employment and remain in full force and effect thereafter.

5.           Positions, Responsibilities and Duties.

5.1         Positions. During the period of Executive’s employment with the Company, Executive shall be employed and serve as the Executive Chairman of the Company. In such positions, Executive shall have the duties, responsibilities and authority as reasonably agreed upon between the Executive and the Board which shall initially consist of serving as the Company’s executive officer primarily responsible for: i) the Company’s existing and potential banks and third party lenders; ii) the Company’s landlords for both restaurants and the corporate office; iii) franchise matters, both domestic and international; iv) public and investor relations; and v) matters involving investment banking firms, financings and strategic matters. The parties appreciate that the role of Executive Chairman requires more duties and responsibilities than those typically associated with a Chairman of the Board. Executive shall report to the Board. The Company’s President and Chief Executive Officer shall report to Executive.

5.2        Duties. During the Employment Period, Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement. Notwithstanding the foregoing, the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder, to serve on corporate, civic or charitable boards or committees, to serve as an executive with Phoenix Rising or to continue to serve as an investment adviser.

6.            Compensation and Other Benefits.

6.1         Annualized Base Salary. During the Employment Period, Executive shall receive an annualized base salary payable in accordance with the Company’s normal payroll practices of $350,000 per year, which the Board may, in its sole discretion, increase each year (but not decrease without Executive’s consent, except if salary reduction is imposed on all the employees of the Company as part of a general reduction) (“Base Salary”).

6.2          Annual Incentive Bonus.

(a)     In each calendar year during the Employment Period, beginning in calendar year 2019, Executive shall be eligible to receive an annual incentive bonus determined annually by the Board (the “Incentive Bonus”), subject to the attainment of certain objectives, which shall be established in writing by the Executive and the Board prior to each Bonus Period. Any payments made under this Section 6.2(a), shall be paid within 3 1/2 months of the end of the Bonus Period; the Incentive Bonus is not subject to forfeiture after the conclusion of the Bonus Period. This provision does not impact Executive’s current participation in the 2018 performance based program which will continue with the target level of performance-based bonus at 60% of Base Salary as prorated for adjustments in 2018.

(b)     For the Bonus Period in which the Executive’s employment with the Company terminates for any reason, the Company shall pay the Executive a pro rata payment of the portion of the discretionary Incentive Bonus that would have been earned for such year (determined at the end of the calendar year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which Executive is terminated, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures.

(c)     The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

(d)     Any bonuses payable pursuant to this Section 6.2 are sometimes hereinafter referred to as “Incentive Compensation.” Each period for which Incentive Compensation is payable under the Agreement is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Board or provided under this Agreement, the Bonus Period shall be the fiscal year of the Company.

6.3        Long-Term Incentive Grants of Stock Options. In each calendar during the Employment Period, beginning in calendar year 2019, Executive shall be eligible to be granted long-term incentive grants of stock options (“Stock Options”) pursuant to a plan determined annually by the Company’s Board and issued pursuant to a stock option agreement (the “Stock Option Agreement”), which shall vest 25% each year over a four-year period beginning on the first anniversary date of the date of grant. Upon the occurrence of termination without Cause under Section 6.3 or if Executive terminates this Agreement for Good Reason under Section 6.5 hereof during the term of this Agreement, all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable. Notwithstanding the foregoing, if any such termination without Cause or for Good Reason occurs before the first anniversary of this Agreement, all unvested Stock Options scheduled to vest over a period of twenty-four (24) months following the date of termination shall immediately vest and be immediately exercisable. The Stock Option Agreement shall also provide that after the two year term of this Agreement expires, to the extent Executive is terminated without Cause or the Executive terminates for Good Reason (as defined therein) all unvested Stock Options shall immediately vest and be immediately exercisable. Upon the occurrence of a Change of Control, all unvested Stock Options shall immediately vest and be immediately exercisable. All or any portion of the vested Stock Options may be exercised at any one or more times by Executive during the Employment Period and for a period of three (3) months following the Employment Period, except as otherwise is provided in the Stock Option Agreement.

6.4        Benefit Plans. During the Employment Period, Executive shall be eligible to participate in all pension, 401(k) and other employee pension benefit plans, policies and programs (the “Retirement Plans”) maintained by the Company from time to time for the benefit of senior executive officers. During the Employment Period, Executive, Executive’s spouse, if any, and his eligible dependents, if any, shall be eligible to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the “Welfare Benefit Plans”). The Welfare Plans and the Retirement Plans are sometimes referred to collectively herein as the “Benefit Plans.” The Company reserves the right to modify, suspend or discontinue any Benefit Plans at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company.

6.5        Expense Reimbursement. During and in respect of the Employment Period, Executive shall be entitled to receive reimbursement for reasonable business expenses incurred by Executive in performing his duties and responsibilities hereunder, including travel, entertainment, parking, business meetings and professional dues, incurred and substantiated in accordance with the policies and procedures established from time to time by the Company for senior executives of the Company.

6.6        Life Insurance. Executive agrees to cooperate with the Company in obtaining at the Company’s sole expense all life insurance as the Board or any lender deems necessary.

6.7        Directors & Officers Insurance. At all times during the Employment Period, Executive shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for Executive’s acts or omissions undertaken during the course and scope of his employment and maintains coverage of Executive for at least five (5) years following the Employment Period.

7.            Termination

7.1        Termination Due to Death. Upon Executive’s death, Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary earned but unpaid as of the date of death; (b) a pro-rata payment of the portion of the discretionary Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which Executive is terminated by the Company due to death, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures; (c) any other payments and/or benefits which Executive or Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement; and (d) all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of death.

7.2         Termination Due to the Executive’s Disability. If Executive’s condition meets the definition of Disability above, the Company may terminate Executive’s employment upon written notice. If terminated by the Company as herein provided, the Company shall pay to Executive:

(a)       any Base Salary earned but unpaid as of the date of Executive’s termination due to Disability and for 180 days after said termination as salary continuation;

(b)       a pro-rata payment, for the year of termination, equal to the Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to Disability, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures;

(c)       any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement; and

(d)       all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of Disability.

7.3        Termination by the Company Without Cause. At any time, the Company shall have the right to terminate Executive’s employment without cause by providing written notice to the Executive.

7.3.1     Upon any termination pursuant to this Section 7.3, Executive shall be entitled to (a) Base Salary earned but unpaid as of the date of the Executive’s termination and

(b) any other payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement, including, without limitation, a cash payment for all earned but unused vacation time. Additionally, upon execution of a general release of claims against the Company and after the expiration of any applicable rescission or revocation period: Executive will receive (i) Base Salary in effect at the time of the termination for a period of six (6) months (the “Continuation Period”) following the termination of Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to Executive, (ii) continuation at the Company’s then share of the expense for the lesser of (A) the Continuation Period, or (B) until Executive obtains comparable replacement coverage, of medical and dental benefits in effect under COBRA as of the date of termination of employment, (iii) a pro-rata payment for the year of termination equal to the discretionary Incentive Bonus multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive’s employment is terminated rounded to the end of the quarter in accordance with 5.2(b), and the denominator of which is 365, such payment shall be made at the time of termination in accordance with the Company’s normal payroll procedures; and (iv) all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable. Notwithstanding the foregoing, if any such termination without Cause or for Good Reason occurs before the first anniversary of this Agreement, all unvested Stock Options scheduled to vest over a period of twenty-four (24) months following the date of termination shall immediately vest and be immediately exercisable. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under no circumstances may the time or schedule of any payment made, or benefit provided, pursuant to this Section 7.3.1 be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations or other guidance issued pursuant to Section 409A of the Code. In addition, Executive does not have any right to make any election regarding the time or form of any payment due under this Section 7.3.1 or any other provision of this Agreement.

7.4        Termination by the Company for Cause, Termination by the Executive without Good Reason, or Termination because no longer a Director of the Company. The Executive shall have the right to terminate his employment hereunder without Good Reason. The Company may terminate Executive’s employment hereunder for Cause. This Agreement will also be terminated in the event that Executive is no longer a member of the Board of Directors. In either of these events so occur, Executive shall be entitled only to: (a) any Base Salary earned but unpaid through the date of such termination; (b) any other earned and vested payments and/or benefits that Executive is entitled to receive under any of the Benefit Plans.

7.5        Termination by the Executive for Good Reason. Executive may terminate the Executive’s employment for Good Reason after providing the Company with written notice of the Executive’s intent to terminate the Executive’s employment and the reason(s) therefore. The Company will have 30 days in which to cure the reason(s) provided by the Executive. At the end of the 30-day period, if the Company has not cured the Good Reason cause of the Executive’s termination, the Executive’s employment will terminate following a reasonable transition period specified by the Company not to exceed 30 days. A termination by the Executive for Good Reason shall be treated as a Termination by the Company Without Cause and the provisions of Section 7.3.1 of this Agreement shall apply.

8.            Successors.

8.1        The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

8.2        The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

9.          Confidential Information.

9.1        Non-Disclosure. Executive acknowledges that the Company continually develops Confidential Information (as defined below), that Executive will obtain Confidential Information during employment with the Company, that Executive may develop Confidential Information for the Company, and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information obtained from the Company and shall not use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of the regular duties and responsibilities of Executive for the Company) any Confidential Information obtained by Executive during employment with the Company, or other association with the Company. Executive understands that this restriction shall continue to apply for one year after Executive’s employment terminates, regardless of the reason for such termination.

9.2        “Confidential Information.” For purposes of this Agreement, “Confidential Information” means any and all information of the Company or concerning the business or affairs of the Company that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. Confidential Information includes, without limitation, such information relating to: (i) the development, research, testing, marketing, strategies, and financial activities of the Company, (ii) the products and services, present and in contemplation, of the Company, (iii) inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware and equipment used in the business of the Company, (iv) the costs, financial performance and strategic plans of the Company, (v) the people and organizations with whom the Company has or had business relationships and the substance of those relationships. Confidential Information also includes all information that the Company received belonging to others with any understanding, express or implied, that it would not be disclosed.

9.3        Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

10.       Restrictive Covenants. In return for the Company’s (i) promise to grant Executive access to certain of the Company’s Confidential Information, and (ii) the Company’s actual grant to Executive of access to certain of its Confidential Information, (iii) the opportunity for employment as the Company’s Executive Chairman, and (iv) the valuable pay and benefits in this Agreement that are intended, in part, to reward Executive for developing and protecting the Company’s Confidential Information, Executive makes the following commitments.

10.1        Non-Solicitation. During the Employment Period and for a period of six months after any termination of employment hereunder for any reason, Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationships between the Company and any such employee of the Company; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company; or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with the Company within twenty-four (24) months of Executive’s last day of employment to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company.

10.2         Non-Competition. During the Employment Period and for a period of six months after any termination of employment hereunder for any reason (other than a termination of Executive’s employment by the Company for Cause), Executive will not engage in, manage, operate, or participate in the management or operation of, be employed by or render services or advice, or guarantee any obligation of, any person or entity engaged in or planning to become engaged in any business involving a chain of restaurants in the upscale/polished casual dining segment operating on a national or regional level. Notwithstanding the foregoing, the Company acknowledges that the Executive is an investment advisor and nothing herein shall prevent Executive from investing in or owning, directly or indirectly, securities of publicly-traded restaurant businesses or from serving on a board of a publicly-traded restaurant company not reasonably deemed by the Board to be a competitor of the Company. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

10.3         Notification of Restrictive Covenants. Executive acknowledges that the Company may serve notice upon any party in the restaurant or food service industries with whom Executive accepts employment, consulting engagement, engagement as an independent contractor, partnership, joint venture or other association if the Company reasonably believes that Executive’s activities may constitute a violation of Executive’s obligations under Section 10.1 or 10.2 above. Such notice may inform the recipient that Executive is party to this Agreement and may include a copy of this Agreement or relevant portions thereof.

10.4        Injunctive Relief. Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of this Section 10 of this Agreement. Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 10, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 10, raise the defense that the Company has an adequate remedy at law.

10.5        Special Severability. The terms and provisions of this Section 10 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 10 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 10 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

11.          Miscellaneous.

11.1        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, applied without reference to principles of conflict of laws.

11.2       Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.3        Indemnification. The Company agrees that if Executive is made a party or is threatened to be made a party, or is required to appear as a witness to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent while serving as a director, officer, employee or agent, he shall be indemnified and held harmless by the Company (unless the Executive’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Executive agrees to fully cooperate with the Company should any Proceeding commence.

11.4        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Kona Grill, Inc.

15059 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85454

Attn: Chair of the Compensation Committee

If to the Executive:

Berke Bakay

Kona Grill, Inc.

15059 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85454

or to such other address as (a) indicated in the Company’s employment records, or (b) any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

11.5        Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

11.6        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

11.7        Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

11.8        Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

11.9        Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

11.10      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment under this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

11.11      Attorneys’ Fees and Costs. In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with any court proceeding.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

KONA GRILL, INC.

/s/ Richard J. Hauser

By: Richard J. Hauser, Chairman of the

      Compensation Committee of the Board

      of Directors

EXECUTIVE:

/s/ Berke Bakay

By: Berke Bakay